                                                                    Exhibit 23.1


             Independent Auditors' Report on Schedule and Consent


The Board of Directors
Wireless Facilities, Inc.


The audits referred to in our report dated February 2, 2001, except as to the first paragraph of Note 13, which is as of February 9, 2001 and the second paragraph of Note 13, which is as of March 2, 2001, included the related financial statement schedule as of December 31, 2000, and for each of the years in the three-year period ended December 31, 2000, included in the 2000 Annual Report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in registration statement Nos. 333-90455 and 333-54818 on Form S-8 and No. 333-53014 on Form S-3 of Wireless Facilities, Inc. of our report dated February 2, 2001, except as to the first paragraph of Note 13, which is as of February 9, 2001 and the second paragraph of Note 13, which is as of March 2, 2001, relating to the consolidated balance sheets of Wireless Facilities, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000 and the financial statement schedule, which report appear in the December 31, 2000, annual report on Form 10-K of Wireless Facilities, Inc.


San Diego, California
March 26, 2001